EXHIBIT 10.06

MFPI Partners, LLC
320 West Main Street
Aspen, Colorado 81611

July 27, 2006

Mr. David Young, President
Calais Resources, Inc
P.O Box 653
Nederland Colorado 80466-0653

Re:      Letter Agreement of September 22, 2005

Dear Mr. Young:

With respect to the above-referenced letter agreement (the "Initial Agreement") between Calais Resources, Inc. (the "Company") and Calim Private Equity, LLC ("Calim"), this letter (this "Amendment") shall serve to amend and clarify certain of the terms of the Initial Agreement as well as provide certain terms under which MFPI Partners, LLC, an affiliate of Calim ("MFPI"), has provided and may hereafter provide funding to the Company pending completion of the various transactions provided for in the Initial Agreement and in this Amendment. If you are in agreement with the terms of this Amendment, please execute a counterpart in the space indicated. The Initial Agreement and this Amendment may be collectively referred to as this "Agreement."

1.  First Placement. The parties acknowledge that MFPI has fully funded the initial US $200,000 placement contemplated by paragraph 1 of the Initial Agreement (the "First Placement"). The First Placement needs to be completed, however, in accordance with the terms specified in the Initial Agreement, and simultaneously with the execution and delivery of this Amendment (i) the Company shall deliver to MFPI (A) one or more certificates for an aggregate of 2,000,000 shares (the "Initial Shares") of the common capital stock of the Company (the "Common Stock"); (B) one or more instruments evidencing the right of MFPI to purchase up to 1,000,000 additional shares of Common Stock at a price of US $0.25 per share (the "First Warrants"), with the First Warrants to expire if unexercised by December 15, 2007; and (C) one or more instruments evidencing the right of MFPI to purchase up to 2,000,000 additional shares of Common Stock at a price of US $0.25 per share (the "Second Warrants"), with the Second Warrants to expire if unexercised by December 15, 2010, and (ii) MFPI shall execute and deliver to the Company one or more subscription agreements relating to its acquisition of the Initial Shares, the First Warrants and the Second Warrants.

2.  Broadway Related Funding. In addition to the First Placement funding, MFPI has to date advanced further funding for purposes of (i) purchasing for its face value the US $4,500,000 promissory note (the "Broadway Note") owed by the Company to certain persons (the "Broadway Group") and secured by a first mortgage on certain property and (iii) paying accrued interest and late fees in respect of the Broadway Note of US $722,095.88 (the "Excess Broadway Funding"). The parties have agreed to document the Excess Broadway Funding and the funding represented by

MFPI's purchase of the Broadway Note through an allonge to the Broadway Note and appropriate amendments or supplements to the related mortgages (collectively, the "Allonge Documents"), which shall be executed and delivered simultaneously with the execution and delivery of this Amendment The principal amount of the Broadway Note, together with the Excess Broadway Funding, are collectively the "Broadway Funding "

3.     Broadway Conversion. The Broadway Funding shall be convertible at the option of MFPI, in whole or in part, at any time prior to its full and complete payment into five year convertible bonds of the Company (the "Series A Bonds"), although the conversion option will expire, if unexercised, on December 15, 2006. The Series A Bonds will bear interest at the rate of 12 percent per annum, payable semi-annually, and will be convertible at the option of the holder into units (the "Units"), each comprised of one share of Common Stock and a two-year warrant to purchase a share of Common Stock at a price per share of US $0.30. The Series A Bonds would convert into Units at a conversion price of US $0.20 per Unit. Prior to maturity or conversion, the Series A Bonds will be secured by the assets currently securing the Broadway Funding.

The Series A Bonds may be prepaid at any time at the option of the Company, in whole or in part, on not less than 15 days' prior written notice to the holders at a prepayment price of the principal amount to be prepaid, plus accrued interest to the date of prepayment. The holder of Series A Bonds to be prepaid shall have a right to convert them into Units, in whole or in part, prior lo the date of prepayment.

For the first two years the Series A Bonds are outstanding, to the extent that the Company reasonably determines it does not have the resources to pay accrued interest on the Series A Bonds, it may elect to pay all or a portion of the interest payable on any interest payment date in additional Series A Bonds in a principal amount equal to the interest to be so converted into Series A Bonds; provided that to the extent the MFPI has funded amounts in respect of the Second Placement (as hereinafter defined) or otherwise expressly for the purpose of paying accrued interest on the Series A Bonds, then the Company shall not have the right to pay such accrued interest in the form of additional Series A Bonds.

The parties understand and agree that the terms and provisions of the Series A Bonds shall, subject to the foregoing express agreements, be subject to the terms and provisions of a bond agreement between the parties in form and substance reasonably agreeable to the parties; provided that failure to agree on the terms of a bond agreement and other definitive documentation shall not effect the right of MFPI to convert the Broadway Funding on the basis described herein.

4.     Congo Chief Funding. The parties acknowledge that MFPI has provided US $258,956.40 in funding for the Company to purchase a property known as the "Congo Chief” property (the "Congo Payment"), and the Company has executed and delivered to MFPI a promissory note (the "Congo Note") in the amount of the Congo Payment secured by a mortgage on the Congo Chief property. The principal amount of and interest on the Congo Note shall be convertible into Series A Bonds on the same basis as the Broadway Funding as described in paragraph 3 above.

5.         Second Placement. The parties acknowledge that MFPI has provided US $356,591 in further funding to the Company for working capital purposes (the "First Tranche") which is funding in respect of the placement contemplated by paragraph 7 of the Initial Agreement (the "Second Placement"). Simultaneously with the execution and delivery of this Amendment, in respect of the First Tranche the Company will issue MFPI (i) a certificate for 1,782,955 shares of Common Stock and (ii) a two-year warrant to purchase 1,782,955 additional shares of Common Stock at a price of US $0.25 per share. Further, MFPI may hereafter advance additional amounts to the Company (each an "Advance") in respect of the Second Placement (the "Follow-on Funding").  Amounts advanced in respect of the Follow-on Funding, if any, shall be converted into the Second Placement on the basis provided in paragraph 6 below.

The parties understand and agree that with respect to two members of the Broadway Group, the Company has agreed to issue them shares of Common Stock and warrants as of the date of this Agreement on the same basis as MFPI under this paragraph 5 in exchange for obligations owing them of US $5,000 and US $10,000, respectively. Simultaneously with the execution and delivery of this Amendment, these two members of the Broadway Group will execute and deliver subscription agreements substantially similar to that executed by MFPI in exchange for shares of Common Stock and warrants.

6.         Follow-on Funding. Upon payment by MFPI to the Company in respect of drawings pursuant to paragraph 7 below, the Company shall simultaneously with the receipt of the applicable payment execute and deliver to MFPI (i) a certificate for a number of shares of Common Stock equal to the amount of the applicable Advance, divided by US $0.20, and (ii) a two-year warrant to purchase an equal number of additional shares of Common Stock at a price of US $0.25 per share Notwithstanding the forgoing, in the event that any particular Advance would result in the issuance of either (A) less than 500,000 shares of Common Stock or (B) fractional shares of Common Stock, then the Company may in its discretion:

(1)  with respect to (A), defer the issuance of a certificate until such time as either (x) a further Advance is made which would bring the number of shares issuable in respect of both Advances at least 500,000 in number, in which event the Company shall issue the applicable certificate at such time, or (y) MFPI notifies the Company that it is making no further Advances, in which event the Company shall promptly issue MFPI one or more certificates representing all remaining shares of Common Stock which it is entitled to be issued pursuant to this Agreement, including fractional shares, if any; and

(2)  with respect to (B), defer the issuance of a certificate evidencing the fractional shares until such time as either (x) one or more further Advances are made which can be aggregated with such fractional shares into one or more whole number of shares and, in such event, the total amount of shares issuable equals or exceeds 500,000 in number, in which event the Company shall issue the applicable certificate at such time, or (y) MFPI notifies the Company that it is making no further Advances, in which event the Company shall promptly issue MFPI one or certificates on the basis described in (1)(y) above.

Notwithstanding a deferral of the issuance of a number of shares of Common Stock pursuant to this paragraph 6, the Company shall issue warrant certificates for the applicable number of shares of

Common Stock on the date the applicable Advance is made. In addition, the deferral of the issuance of share certificates hereunder shall not affect MFPI's interest in the shares of Common Stock with respect to which the issuance of certificates has been deferred.

7.  Drawings. Drawings by the Company in respect of the Follow-on Funding shall be made by the Company furnishing to MFPI in writing a request for draw (each a "Request") in form and substance acceptable to MFPI. Unless MFPI otherwise agrees, the Company agrees to make only one Request each calendar month. Each Request shall (i) be made on or before the 15th day of the month immediately preceding the month to which it relates; (ii) state in reasonable detail the purpose for which the draw is being requested; (iii) include a projected budget for the month to which the Request pertains, providing in reasonable detail the Company's expected uses of funds advanced pursuant to the Request and other applicable financial provisions for such month; (iv) state that the Company is in conformity with the terms and provisions of this Agreement; and (v) state that the representations and warranties of the Company contained in this Amendment are true and correct as of the date of the Request. Upon being provided a Request conforming with the conditions stated in this Section, MFPI shall either (A) advance the amount of the draw specified in the Request conforming to the foregoing requirements within five business days following receipt of the Request or (B) inform the Company that MFPI has declined to make the draw, which it may do in its sole and absolute discretion, it being understood and agreed that neither MFPI nor Calim nor any of their affiliates shall be required to advance the Company any amounts in respect of the Follow-on Funding. Notwithstanding the foregoing, the Company is under no obligation to borrow any further amounts in respect of the Follow-on Funding.

8.  Representations and Warranties. Except as otherwise disclosed on Schedule 8 to this Amendment, the Company represents and warrants to MFPI as follows:

(a)  The Company (i) is duly organized, validly existing and in good standing as a corporation under the laws of the Canadian Province of British Columbia; (ii) has the power, authority and legal right to own or lease and operate its property and to conduct the business in which it is currently engaged; and (iii) is in compliance with all requirements of applicable law except to the extent that the failure to comply therewith could not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of the Company and could not materially adversely affect the ability of the Company to perform its obligations under this Agreement and each of the other documents contemplated by this Amendment to be executed and delivered by the Company contemporaneously herewith (such other documents being collectively with this Agreement the "Transaction Documents").

(b)  The Company has the power, authority and legal right to make, deliver and perform each of the Transaction Documents and has taken all necessary action to authorize the transactions contemplated hereby on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Amendment and each of the other Transaction Documents. No consent of any other person (including security holders and creditors of the Company), and no authorization of, notice to, or other act by or in respect of any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment or any other Transaction Document. This Amendment and each other Transaction Document have been duly executed and delivered on behalf of the Company, and each constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' fights generally,

9.  Amendments. No amendment, supplement, waiver or modification to this Amendment or any other Transaction Document shall be effective unless it is in writing and signed by the Company and MFPI.

10.  Notices. All notices, requests and demands to or upon the respective parties hereto shall be effective and shall be deemed to have been duly given or made, unless otherwise expressly provided herein, when deposited in the mail, postage prepaid, or when made by hand delivery or recognized commercial overnight delivery service and addressed:

If to the Company:	Calais Resources, Inc. P.O. Box 653 Nederland, Colorado 80466 Attention: David K. Young

with a copy to:	Josiah O. Hatch Ducker, Montgomery, Aronstein & Bess, P.C. 1560 Broadway, Suite 1400 Denver, Colorado 80202

If to MFPI:	MFPI Partners, LLC 320 West Main Street Aspen, Colorado 81611 Attention: Patrick Imeson

with a copy to:	Mark E. Mendel, Esq Mendel Blumenfeld, LLP 5809 Acacia Circle El Paso, Texas 79912

Addresses to which notices shall be sent may be changed by providing each party with notice of the change in address in the method provided above.

11.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of MFPI and (ii) MFPI may not assign or transfer any of its rights or obligations under this Agreement to any person other than a Calim affiliate without the prior written consent of the Company, any such attempted assignment or transfer shall be void and of no force and effect.

12.  Counterparts. This Amendment may be executed by the parties on any number of separate counterparts; and all of the counterparts taken together shall be deemed to constitute one and the same instrument  Additionally, a facsimile counterpart of this Amendment shall have the same effect as an originally executed counterpart

13.  Governing Law. This Agreement, and the rights and obligations of the parties under this Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of' Colorado (without reference to the choice of law provisions of state law) except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

14.  Severability. If any section, clause or provision of this Amendment is ruled invalid or unenforceable by a court of competent jurisdiction, the invalidity or unenforceability thereof shall not affect any of the remaining sections, clauses or provisions hereof or thereof, and this Amendment shall continue in full force and effect as if such invalid or unenforceable provision had not been contained therein

15.  Entire Agreement. This Amendment, together with the Initial Agreement as hereby amended and the other Transaction Documents constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, and supercede, merge or render void any and all prior agreements or understandings between the parties, oral or written, with respect to the subject matter hereof and thereof

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date specified above.

CALAIS RESOURCES, INC.

By:	/s/ David K. Young
Authorized Officer

MFPI PARTNERS, LLC

By:	/s/ Patrick Imeson
Managing Director

Schedule 8

Exceptions to Representations and Warranties of the Company

Since filing its interim financial statements, MD&A and related documents for the First Fiscal Quarter Ending August .31, 2004, the Company has failed to deliver and file, in accordance with the applicable securities laws, rules and regulations of British Columbia, its interim financial statements, MD&A and related documents for the quarters ending November 30, 2004, February 28, 2005, August 31, 2005, November 30, 2005, February 28, 2006.

The Company has failed to deliver and file, in accordance with the applicable securities laws, rules and regulations of British Columbia, its annual financial statements, MD&A, related documents and fees for the financial year ending May 31, 2005.

The Company has, as a general matter, been untimely in filing, or has failed to file disclosures required by applicable securities laws, rules and regulations of British Columbia, including, without limitation, security holder documents, news releases and Material Change Reports in the prescribed form in connection with certain events.

The Company is subject to a Cease Trade Order issued by the British Columbia Securities Commission on February 9, 2005 as a result of the Corporation's failure to file and deliver an interim financial statements, MD&A and related documents for the quarter ended November 30

Since filing its Quarterly Report on Form 10-QSB for the First Fiscal Quarter Ending August 31, 2004, the Company has failed to make further quarterly or annual filings with the U S Securities and Exchange Commission ("SEC"), contrary to the requirements of Section 13(a) of the Securities Exchange Act of 1934 and related federal regulatory requirements.  Since that date, the Company has, as a general matter, been untimely in filing, or has failed to file, disclosures required by other U S and British Columbian securities requirements, including, without limitation, Current Reports required to be filed on Form 8-K, in connection with certain events.

The Company has not held an annual general meeting of its shareholders in the calendar year ending 2005 as required by British Columbia corporate law.

The Company has not filed income tax returns with Canada Revenue for the 2004 and 2005 financial years.

As a consequence of failure to comply with applicable securities law requirements, the Company may be subject to sanctions by U.S and Canadian regulatory and self-regulatory organization authorities, including without limitation, suspension or delisting orders, cease and desist orders, monetary penalties, federal or state enforcement proceedings, and shareholder actions, including without limitation proceedings and actions making claims pursuant to Section 10(b) of the Securities Act of 1934 and the regulations promulgated thereunder.

The Company's representations and warranties with respect to consent, approval and enforceability are qualified to the extent that enforceability may be subject to, and affected by: (i) bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium or other similar laws of general application now or hereafter in effect affecting the enforcement of creditors' rights generally, (ii) general equitable principles, including but not limited to concepts of materiality, reasonableness, good faith and fair dealing and the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court, and (iii) public policies of any jurisdiction that may affect enforceability without shareholder approval of certain remedies or rights provided for in the Agreement. The Company's representations and warranties with respect to the lack of any requirement of notice are qualified to the extent that such notice is or may be required of either or both parties pursuant to specific line items in the federal or state securities laws, including, without limitation, Sections 13(a), 13(d), 13(e), 13(g) and 14 of the Securities Exchange Act of 1934 and the regulations promulgated thereunder.